Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 6, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Energy Edge Technologies Corporation
Bridgewater, NJ 08807

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A, Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Energy Edge Technologies Corporation of our report dated June 2, 2010, relating to the financial statements of Energy Edge Technologies Corporation as of and for the years ending December 31, 2009 and 2008, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, Michigan